INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) dated as of September 16, 2014 is made and entered between Arrow Peak Minerals and Royalty LLC, an independent contractor hereafter referred to as “Contractor”, and PetroTerra Corp., a Nevada corporation, hereafter referred to as the “Company”.

In consideration of the covenants and conditions hereinafter set forth, the Company and Contractor agree as follows:

1. SERVICES

Contractor shall provide the services of Mr. Kurt Reinecke who shall have the title of “Chief Operating Officer” and will be responsible for overseeing and coordinating the Company’s exploration plan and other land related tasks as may be identified from time to time by John Barton, the Company’s Chief Executive Officer, solely related to the Company’s projects located in Beaver County and Sevier County in Utah. Additionally, Contractor shall assist John Barton with such other tasks as would typically be performed by a person in the role of Chief Operating Officer of a company that is similar in size and scope as the Company (collectively, the “Services”).

Contractor, through its agents, shall generally spend between one (1) day and two (2) days per week performing the Services for the Company, subject to adjustment from time to time by the written agreement of Contractor and the Company.

2. TERM

This Agreement shall commence on the date hereof and shall continue for one year. This Agreement may be terminated by either party at any time for any reason upon thirty (30) days prior written notice to the other party. In addition, this Agreement may be terminated immediately by the Company for Cause. For purposes of this Agreement, “Cause” shall mean Contractors’ breach of this Agreement (uncured for five (5) days), fraud, theft, Contractors’ commission of a crime or gross negligence. Upon termination of this Agreement the Company shall have no further obligation to Contractor except for payment due for services rendered prior to date of such termination. Termination of this Agreement or termination of services shall not affect the provisions under Sections 4 through 10 hereof, which Sections shall survive any termination.

3. COMPENSATION

(a) Contractor shall receive a cash retainer payment of $7,500 per month for Services performed either at the location of the Company’s facility in Colorado Springs, Colorado, at Arrow Peak’s offices or at such other location as determined by the Chief Executive Officer. In addition, Contractor shall be reimbursed for all reasonable direct expenses including rental cars, hotels and meals while performing the Services and for any other expenses agreed to by the Chief Executive Officer. Additional expenses for business use of a personal automobile shall be reimbursed to Contractor at the standard mileage reimbursement rate in effect at the time, for any mileage driven to and from any meetings for the Services.

(b) Contractor shall further be entitled to an aggregate of 200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be earned as follows:

(i) 50,000 shares of Common Stock upon execution of this Agreement;

(ii) 50,000 shares of Common Stock upon the six month anniversary of the execution of this Agreement; and

(iii) 100,000 shares of Common Stock upon the one year anniversary of the execution of this Agreement.

In the event that this Agreement has been terminated prior to any one of these milestones, Contractor shall no longer be entitled to receipt of such shares not already earned.

4. CONFIDENTIALITY AND OWNERSHIP

(a) Contractor recognizes and acknowledges that the Company possesses certain confidential information that constitutes a valuable, special, and unique asset. As used herein, the term “confidential information” includes all information and materials belonging to, used by, or in the possession of the Company relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information is acquired by Contractor, (b) information that subsequently becomes public through no act or omission of the Contractor or (c) information possessed by Contractor as a result of Contractor’s knowledge and experience in the Company’s industry. Contractor agrees that all of the confidential information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Contractor and whether or not disclosed to or entrusted to Contractor’s custody. Contractor agrees that Contractor shall not, at any time following the execution of this Agreement, use or disclose in any manner any confidential information of the Company.

(b) To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Contractor in the performance of services under this Agreement include material subject to copyright protection, such materials have been specially commissioned by the Company and they shall be deemed “work for hire” as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as “work for hire” under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Contractor hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Contractor rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Contractor hereby irrevocably and unconditionally waives all enforcement of such rights. Contractor shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by Contractor as part of its services under this Agreement shall be owned by the Company.

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5. RETURN OF MATERIALS

Contractor agrees that upon termination of this Agreement, Contractor will return to the Company all drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents and any other material containing or disclosing any confidential or proprietary information of the Company. Contractor will not retain any such materials.

6. WARRANTIES

Contractor warrants that the services provided by Contractor shall be performed in a professional manner, and shall be of a high grade, nature, and quality. The services shall be performed in a timely manner and shall meet deadlines agreed between Contractor and the Company.

7. RELATIONSHIP OF PARTIES

Contractor is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment or engagement, or as a limitation upon the Company’ sole discretion to terminate this Agreement at any time without cause. Contractor shall not have the ability to bind the Company to any agreement or understanding with any third party. Contractor further agrees to be responsible for all of Contractor’s federal and state taxes, withholding, social security, insurance, and other benefits. Contractor shall provide the Company with satisfactory proof of independent contractor status.

8. OTHER ACTIVITIES

Contractor is free to engage in other independent contracting activities, provided that Contractor does not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy Contractor’s attention as to interfere with the proper and efficient performance of Contractor’s services thereunder; it being understood that Contractor shall have a reasonable amount of time to respond to inquires by the Company. Contractor agrees not to induce or attempt to influence, directly or indirectly, any employee at the Company to terminate his/her employment and work for Contractor or any other person.

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9. WEBSITE

Contractor agrees that upon execution of this Agreement and until this Agreement is terminated, the Company may include Mr. Kurt Reinecke’s name and biography on its corporate website as the Chief Operating Officer of the Company. Contractor shall provide any updates to Mr. Reinecke’s biography to the Company within five (5) business days of executing this Agreement. The Company agrees that it will obtain Contractor’s consent before making any material changes to Mr. Reinecke’s biography.

10. MISCELLANEOUS

(a) Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Contractor’s relationship with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

(c) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment. This Agreement may be amended only by a writing signed by Contractor and by a duly authorized representative of the Company.

(e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

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(i) Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Contractor, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Contractor in the event of any breach or threatened breach of any of such provisions by Contractor, in addition to any other relief (including damages) available to the Company under this Agreement or under law without the necessity of posting a bond.

(j) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Contractor’s residence (as noted below), or to the Company’s principal office, as the case may be.

(k) Assistance. Contractor shall, during and after termination of services rendered, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with work performed by Contractor; provided, however, that such assistance following termination shall be furnished at the same level of daily compensation as provided in Section 3.

(l) Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the relationship, either during the existence of the relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in New York, New York. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, and (3) agrees that valid consent to service may be made by mailing or delivery of such service to the party at the party’s last known address. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

[Signature Page Follows]

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PETROTERRA CORP.		Arrow Peak Minerals and Royalty LLC

By:	/s/ John Barton	By:	/s/ Kurt Reinecke
[Signature]
Title:	Chief Executive Officer
		Name:	Kurt Reinecke
(Print)
Date:	September 16, 2014	Title:	President
(Print)

Address:	422 East Vermijo Ave.	Address:	13195 W. Auburn Place
	Suite 313		Lakewood, CO 80228
Colorado Springs, CO 80903

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